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                 June 10, 2021

       Tan Wanhong
       Chief Financial Officer and Secretary
       Moxian (BVI) Inc
       Unit 911, Tower 2, Silvercord, 30 Canton Road
       Tsimshatsui
       Hong Kong SAR, China

                                                        Re: Moxian (BVI) Inc
                                                            Registration
Statement on Form F-4
                                                            Filed May 28, 2021
                                                            File No. 333-256665

       Dear Mr. Wanhong:

              This is to advise you that we have not reviewed and will not review your registration statement.

              Please refer to Rule 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Alexandra Barone, Staff Attorney, at (202) 551-8816 or Jan Woo,
       Legal Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Anthony W. Basch, Esq.